EXHIBIT 99.1

Integrated Environmental Technologies, Ltd. Secures Additional Capital

Management Reduces Operating Expenses By Over 25%

Little River, SC, – July 14, 2016 – Integrated Environmental Technologies, Ltd. (OTC QB: IEVM) (“IET” or the “Company”), a specialty chemical supplier providing EPA-approved, cost-effective, environmentally responsible cleaning and disinfecting solutions primarily to the oil and gas industry with additional opportunities in healthcare and food production, today announced that it secured, in a private placement, $603,500 of gross proceeds from the issuance of zero coupon secured convertible debentures (the “Debentures”) in the principal amount of $670,577. The Debentures have a one-year term, contain an original issue discount of 10% and can be converted into shares of the Company’s common stock at a price of $0.01 per share. The Debentures are accompanied by detachable, 5-year warrants to purchase an equal number of shares of common stock that the Debentures are convertible into at the same price as the Debenture conversion price. The proceeds from the sale of these Debentures will provide working capital and funds for operations as the Company expands its current revenue base of oil and gas well maintenance programs. Prior to the consummation of the private offering, IET had approximately 320,571,000 shares of common stock outstanding and fully diluted shares totaling 372,794,000 (inclusive of all options, warrants and convertible debt).

In addition, IET announced that it has reduced its operating expenses by over 25% as it adjusted its sales, marketing and administrative costs, decreased executive management’s compensation by approximately 50%, and implemented a commission-based, compensation program for its sales team. Monthly operating expenses in the second half of 2016 are expected to average approximately $155,000 per month, down from approximately $241,000 per month during the first quarter 2016 and an estimated $180,000 per month during the second quarter 2016.

“Our cost reduction effort is designed to enable IET to be more financially responsive in light of the oscillating economics recently encountered by the oil and gas drilling industry. The current cost structure will facilitate our efforts to achieve a financially stronger company to persevere through inconsistent economic cycles. Given the decrease in our operating expenses and our current revenue trajectory, we believe that the funds we have secured today should carry us into the month of December when we anticipate achieving cash flow breakeven,” commented David LaVance, President and Chief Executive Officer of Integrated Environmental Technologies, Ltd.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte® brand name, which is produced by the Company’s proprietary EcaFlo® equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte® solutions are EPA-registered, non-porous, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The Company’s EcaFlo® equipment also produces an industrial-grade surfactant that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero™ solutions are environmentally friendly cleansers and degreasers for oil and gas, janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Company Contact:	Investor Contact:

Tom Gifford	Yvonne L. Zappulla
Executive Vice President & CFO	Managing Director
Integrated Environmental Technologies, Ltd.	Grannus Financial Advisors, Inc.
732-820-1415	212-681-4108
tgifford@ietltd.net	yvonne@grannusfinancial.com

Statements about the Company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the Company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.